Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-274263, 333-259154, and 333-206551) on Form S-8 and the Registration Statement (No. 333-264137) on Form S-3 of Mesa Laboratories, Inc. of our report dated June 28, 2024, with respect to the consolidated financial statements of operations, comprehensive income (loss), stockholders' equity, and cash flows of Mesa Laboratories, Inc. for the year ended March 31, 2024, appearing in this Annual Report on Form 10-K of Mesa Laboratories, Inc. for the year ended March 31, 2026.

/s/ RSM US LLP

Los Angeles, California

June 2, 2026